EXHIBIT 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E July 28, 2005	For additional information: Stuart Alexander Vice President Investor Relations (651) 483-7358
DELUXE REPORTS SECOND QUARTER RESULTS	Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported second quarter diluted earnings per share (EPS) of $0.83 on net income of $42 million. Diluted earnings per share and net income for the second quarter in 2004 were $0.91 and $46 million, respectively. Higher profits from Small Business Services (SBS) were offset by the loss of a large financial institution client in November 2004 and higher interest expense.

“Our performance reflects steady progress through the first half of the year,” said Lawrence J. Mosner, chairman and CEO of Deluxe Corporation. “NEBS is performing at a level consistent with the guidance we provided when we announced the acquisition, which is helping drive profitability in the SBS segment.” Deluxe acquired New England Business Service, Inc. on June 25, 2004. “Between now and year-end, we will continue to execute our integration initiatives, remain vigilant about cost management, and pursue a growth strategy that leverages the unique assets and strengths of SBS for the benefit of the financial institutions and small businesses we serve.”

Second Quarter Performance
Revenue was $434 million in the second quarter, compared to $309 million during the same quarter a year ago. Second quarter 2005 revenue included an increase of $154 million from NEBS. Results for the second quarter of last year included only 5 days of NEBS’ operating results. The decrease in revenue for the Company’s other businesses was primarily due to the loss of the large financial institution client. Partially offsetting the revenue decline were $12 million of contract termination payments received this quarter and an improvement in revenue per unit.

Gross margin was 65.4 percent of revenue for the quarter, compared to 66.7 percent in 2004. The addition of NEBS’ lower margin business was partially offset by the favorable impact of the contract termination payments, the increase in revenue per unit, continued productivity improvements within the plants and distribution centers and cost synergies resulting from the NEBS acquisition.

Selling, general, and administrative expense (SG&A) increased $76 million to 46.5 percent of revenue, compared to 40.8 percent in the second quarter of 2004. The addition of NEBS’ SG&A expenses and integration costs were partially offset by the Company’s cost management actions during the past year.

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As a result, operating income was $82 million in the second quarter compared to $80 million last year. Included in the 2005 results were $10 million of acquisition-related amortization expense and $5 million of integration costs, which were more than offset by $16 million of contribution from NEBS. The increase in the other businesses was due to productivity improvements, integration savings related to the NEBS acquisition, and cost management actions. Operating margin was 18.9 percent of revenue, compared to 25.9 percent in the prior year, due primarily to NEBS’ lower margin business.

Segment Performance
Small Business Services’ revenue was $224 million for the quarter, up from $69 million in 2004. The increase was due primarily to the acquisition of NEBS. Operating income for the quarter increased to $22 million, from $19 million in 2004. Included in the 2005 SBS results were $10 million of acquisition-related amortization expense and $5 million of integration costs, which were more than offset by $16 million of contribution from NEBS.

Financial Services’ revenue was $149 million for the quarter, compared to $169 million in 2004. The decrease was primarily the result of the financial institution client loss, mentioned previously, as well as the overall decline in check usage, partially offset by the $12 million of contract termination payments, productivity improvements, synergies related to the NEBS acquisition, and cost management actions. Operating income for the quarter decreased slightly to $40 million, from $41 million in 2004.

Direct Checks’ revenue was $61 million for the quarter, compared to $71 million in 2004, due to lower unit volume. Despite the volume decline, operating income for the quarter was flat compared to 2004 at $20 million. Higher revenue per unit, synergies related to the NEBS acquisition, and cost management actions offset the decline in unit volume.

Year-to-Date Performance
Revenue was $872 million in the first half of 2005, compared to $618 million during the same period a year ago. 2005 revenue included an increase of $314 million from the acquired NEBS business. The $60 million decrease in revenue for the Company’s other businesses was primarily due to a decline in unit volume, largely the result of losing the financial institution client. Partially offsetting the decline were an increase in revenue per unit and $12 million in contract termination payments during the second quarter.

Gross margin was 65.3 percent of revenue for the first half of the year, down slightly from 66.0 percent in 2004. Despite the decrease in volume and the addition of NEBS’ lower margin business, the Company realized beneficial impact from the increase in revenue per unit, continued productivity improvements within its plants and distribution centers, favorable impact of the contract termination payments, and cost synergies resulting from the NEBS acquisition.

Selling, general, and administrative expense increased $165 million to 47.1 percent of revenue, compared to 39.8 percent in the first half of 2004. The addition of NEBS’ SG&A expense and integration costs were partially offset by the Company’s cost management actions during the past year.

As a result, operating income was $158 million in the first half of the year compared to $162 million last year. Included in the 2005 results were $21 million of acquisition-related amortization expense and $8 million of integration costs, offset by $33 million of contribution from NEBS.

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Operating margin was 18.1 percent of revenue, compared to 26.2 percent in the prior year, reflecting, in part, lower operating margins in the NEBS business.

Business Outlook
The Company expects third quarter diluted EPS to be in the range of $0.72 to $0.76, and the full-year to be approximately $3.30. Cash from operating activities is expected to be approximately $220 million for 2005.

“We remain confident that the long-term growth opportunities in SBS will more than offset the check unit declines in our other business segments,” said Mosner. “We will grow by capitalizing on the symbiotic relationship between our Financial Services and Small Business Services segments. Financial Services acquires and maintains relationships with financial institutions who count on SBS to deliver small business customers with the products and services they need. In turn, the relationships that SBS has with millions of small businesses serve as a tool for Financial Services to pursue and retain contracts with financial institutions.”

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the quarter’s financial results. All interested persons may listen to the call by dialing 480-629-9556. The presentation also will be available via a simultaneous webcast at www.deluxe.com. An audio replay of the call will be available through midnight on August 4 by calling 320-365-3844 (access code 789108); both audio and slides will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business and continued consolidation of financial institutions negatively impacting Company results; relationships with the Company’s major suppliers; our ability to successfully complete enhancements to our systems, including a project undertaken to replace portions of our existing sales and distribution platforms; unanticipated delays, costs and expenses in the development and marketing of new products and services; risks and uncertainties associated with the successful integration of the New England Business Service acquisition; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-Q for the quarter ended March 31, 2005.

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Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2005		2004
Revenue	$434		$309
Cost of goods sold	150	34.6%	103	33.3%

Gross profit	284	65.4%	206	66.7%

Selling, general and administrative expense	202	46.5%	126	40.8%

Operating income	82	18.9%	80	25.9%

Interest expense	15	3.5%	5	1.6%

Income before income taxes	67	15.4%	75	24.3%

Provision for income taxes	25	5.8%	29	9.4%

Income from continuing operations	42	9.7%	46	14.9%

Discontinued operations	—	—	—	—

Net income	$42	9.7%	$46	14.9%

Weighted average dilutive shares outstanding	51.0		50.4

Basic per share information:
Income from continuing operations	$0.83		$0.92
Net income	$0.83		$0.92

Diluted per share information:
Income from continuing operations	$0.82		$0.91
Net income	$0.83		$0.91

Continuing operations:
Capital expenditures	$14		$10
Depreciation and amortization expense	$29		$16
EBITDA*	$111		$96
Number of employees-end of period	8,327		9,098

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Three Months Ended June 30,
	2005	2004
EBITDA	$111	$96
Provision for income taxes	(25)	(29)
Interest expense	(15)	(5)
Depreciation and amortization	(29)	(16)

Net income	$42	$46

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DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2005		2004
Revenue	$872		$618
Cost of goods sold	303	34.7%	210	34.0%

Gross profit	569	65.3%	408	66.0%

Selling, general and administrative expense	411	47.1%	246	39.8%

Operating income	158	18.1%	162	26.2%

Other income	1	0.1%	—	—

Income before interest and taxes	159	18.2%	162	26.2%

Interest expense	28	3.2%	10	1.6%

Income before income taxes	131	15.0%	152	24.6%

Provision for income taxes	49	5.6%	58	9.4%

Income from continuing operations	82	9.4%	94	15.2%

Discontinued operations	(1)	(0.1%)	—	—

Net income	$81	9.3%	$94	15.2%

Weighted average dilutive shares outstanding	50.8		50.5

Basic per share information:
Income from continuing operations	$1.62		$1.87
Net income	$1.61		$1.87

Diluted per share information:
Income from continuing operations	$1.61		$1.86
Net income	$1.60		$1.86

Continuing operations:
Capital expenditures	$26		$14
Depreciation and amortization expense	$60		$31
EBITDA*	$219		$193
Number of employees-end of period	8,327		9,098

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	Six Months Ended June 30,
	2005	2004
EBITDA	$219	$193
Discontinued operations	(1)	—
Provision for income taxes	(49)	(58)
Interest expense	(28)	(10)
Depreciation and amortization	(60)	(31)

Net income	$81	$94

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DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30, 2005	December 31, 2004	June 30, 2004
Cash and cash equivalents	$33	$15	$19
Other current assets	227	225	261
Property, plant & equipment-net	160	166	158
Intangibles-net	267	297	277
Goodwill	580	581	598
Other non-current assets	266	215	222

Total assets	$1,533	$1,499	$1,535

Short-term debt & current portion of long-term debt	$318	$290	$918
Other current liabilities	222	281	350
Long-term debt	953	954	380
Deferred income taxes	81	82	78
Other non-current liabilities	83	70	60
Shareholders’ deficit	(124)	(178)	(251)

Total liabilities & shareholders’ deficit	$1,533	$1,499	$1,535

Shares outstanding	50.6	50.3	50.0

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash provided (used by):
Operating activities	$45	$124
Investing activities:
Payments for acquisition	(1)	(550)
Purchases of capital assets	(26)	(14)
Other	3	(24)

Total investing activities	(24)	(588)

Financing activities:
Shares repurchased	—	(27)
Dividends	(41)	(37)
Shares issued under employee plans	8	11
Net change in debt	31	533

Total financing activities	(2)	480

Cash used by discontinued operations	(1)	—

Net increase in cash	18	16
Cash and cash equivalents: Beginning of period	15	3

End of period	$33	$19

Free cash flow*	$(22)	$73

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*	Free cash flow is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We monitor free cash flow on an on-going basis, as it measures the amount of cash generated from our operating performance after investment initiatives and the payment of dividends. It represents the amount of cash available for interest payments, debt service, general corporate purposes and strategic initiatives. We do not consider free cash flow to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that free cash flow is a useful liquidity measure which should be considered in addition to those measures reported in accordance with GAAP. Free cash flow is derived from net cash provided by operating activities as follows:

	Six Months Ended June 30,
	2005	2004
Free cash flow	$(22)	$73
Purchases of capital assets	26	14
Cash dividends paid to shareholders	41	37

Net cash provided by operating activities	$45	$124

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Three Months Ended June 30,
	2005	2004
Revenue:
Small Business Services	$224	$69
Financial Services	149	169
Direct Checks	61	71

Total	$434	$309

Operating income:
Small Business Services	$22	$19
Financial Services	40	41
Direct Checks	20	20

Total	$82	$80

	Six Months Ended June 30,
	2005	2004
Revenue:
Small Business Services	$449	$132
Financial Services	295	338
Direct Checks	128	148

Total	$872	$618

Operating income:
Small Business Services	$47	$39
Financial Services	71	82
Direct Checks	40	41

Total	$158	$162

The segment information reported here for 2004 was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. As of April 1, 2005, we modified our methodology for allocating corporate costs. Prior to this date, we did not allocate any corporate costs to the NEBS portion of our Small Business Services segment, as NEBS operations were not fully integrated into our corporate functions. On April 1, 2005, NEBS implemented certain of our corporate information systems and began utilizing corporate shared services functions. As such, we began allocating corporate costs to the NEBS portion of the Small Business Services segment for those corporate functions being utilized by the NEBS business.

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